Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

CLARKSON APPOINTED PRESIDENT OF MICHAEL FOODS

MINNETONKA, Jan. 30 – Michael Foods, Inc. announced today that Chairman and Chief Executive Officer Gregg A. Ostrander has appointed James D. (J. D.) Clarkson to the additional office of President. The appointment is part of the Company’s long-range succession planning. Mr. Ostrander remains Chief Executive Officer and Chairman of the company. Clarkson, 52, joined Michael Foods in 1994. Since then he has served in several executive capacities, including General Manager of Crystal Farms. In early 2004 he was promoted to Chief Operating Officer, a title he retains, and has had responsibilities for the Egg Products and Potato Products divisions.

Commenting on his appointment of Mr. Clarkson to the additional title of President, Gregg A. Ostrander commented, “J. D. has been a tremendous asset to our organization for twelve years. He has intimate knowledge of each of our three divisions and I have complete confidence in J.D. and in his proven leadership capabilities. I know he will do well as he leads the growth efforts of our three business units.”

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

# # #

1-30-06